EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Record Second Quarter 2022 Results
•Record quarterly net sales of $4.5 billion, an increase of 57% vs. second quarter 2021 net sales
•Record quarterly net income of $858 million, an increase of 64% vs. second quarter 2021 net income
•Record quarterly EBITDA of $1.5 billion, an increase of 56% vs. second quarter 2021 EBITDA
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced record second quarter 2022 results.

SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Westlake Corporation
Income from operations	$1,175	$720	$2,207	$1,066
Net income attributable to Westlake Corporation	$858	$522	$1,614	$764
Diluted earnings per common share	$6.60	$4.04	$12.43	$5.91
EBITDA	$1,456	$932	$2,756	$1,485
EBITDA margin	32%	33%	32%	28%

Performance and Essential Materials ("PEM") Segment
Net external sales	$3,104	$2,146	$5,936	$3,888
Income from operations	$965	$671	$1,844	$959
EBITDA	$1,162	$846	$2,233	$1,304
EBITDA margin	37%	39%	38%	34%

Housing and Infrastructure Products ("HIP") Segment
Net external sales	$1,379	$713	$2,603	$1,328
Income from operations	$236	$96	$421	$167
EBITDA	$310	$130	$568	$235
EBITDA margin	22%	18%	22%	18%
BUSINESS HIGHLIGHTS
In the second quarter of 2022, Westlake achieved record quarterly net sales of $4.5 billion, record quarterly net income of $858 million and record quarterly EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $1.5 billion. The Company benefitted from solid market conditions attributable to a strong demand and pricing dynamics. Westlake realized the full quarter impact of all acquisitions completed since June 2021, contributing to record earnings.

i

Overall prices increased 32% versus the year-ago period with significant gains in both operating segments.

Overall volumes increased 25% versus the prior-year period substantially driven by acquisitions completed over the previous twelve months.
EXECUTIVE COMMENTARY
"We are pleased to deliver another quarter of record results driven by Westlake's strategic market position, which has expanded over the past year with acquisitions that increased our reach into new markets and products while solidifying our ability to capture market value. Our record performance is a result of strong sales volumes across our portfolio of differentiated and specialized product offerings paired with our market position as a global leader in chlorovinyls production continuing to drive the performance of our businesses. With approximately three quarters of our sales in North America, our competitive advantages and focus on disciplined execution enabled us to navigate the impacts of continued logistics constraints, and higher energy and raw material costs. I want to thank all of the Westlake employees for their commitment and dedication in helping us achieve these results. Our Performance and Essential Materials segment continued to benefit from tight market conditions with solid demand for most of our products. We also benefited from strong residential construction and remodeling activity which has pulled cross-segment demand for PVC resin through our value stream into our Housing and Infrastructure Products segment," said Albert Chao, President and Chief Executive Officer.

"We continue to believe in the structural strength of the housing, repair and remodeling markets, and the market position for our Performance and Essential Materials remains on a solid footing. Our Housing and Infrastructure Products business is anchored by a strong presence in the repair and remodeling market, which we believe will remain strong even if new housing starts retreat from their recent highs as global interest rates rise. While the record breaking tailwinds we have experienced in our Performance and Essential Materials segment may be moderating, we believe we will continue to benefit from the high integration within our operations as North American producer's structural cost advantage has expanded with higher global energy costs when compared with our competitors in Europe and Asia. While we are mindful of geopolitical and economic factors which may affect our businesses, we remain confident in the fundamentals of our business and the markets in which we participate," concluded Mr. Chao.
RESULTS
Consolidated Results
For the three months ended June 30, 2022, the Company reported record quarterly net income of $858 million, or $6.60 per share, on record net sales of $4,483 million. The increase in net income of $336 million from the second quarter of 2021 was driven by significantly higher sales prices and margins across our chlorovinyls and housing and infrastructure products businesses, as well as the contributions of the new businesses acquired in the second half of 2021 and early 2022. The strength in the U.S. housing market has driven strong residential construction and repair and remodeling activity, resulting in strong demand and higher pricing for PVC resin, as well as our offerings in the Housing and Infrastructure Products segment. Additionally, the Performance and Essential Materials segment experienced robust demand for chlorine and caustic soda, driving higher prices and margins. Despite rising raw material costs and continuing logistical constraints, margins expanded for the majority of our products with price increases exceeding rising production costs.

Second quarter 2022 net income of $858 million increased by $102 million from first quarter 2022 net income of $756 million. The increase in net income versus the prior quarter was primarily due to higher sales prices for most of our major products, including caustic soda, PVC resin and our building and construction products.

Record EBITDA of $1,456 million for the second quarter of 2022 increased by $524 million compared to second quarter 2021 EBITDA of $932 million. Second quarter 2022 EBITDA increased by $156 million compared to first quarter 2022 EBITDA of $1,300 million. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Cash and Debt
Net cash provided by operating activities was $913 million for the second quarter of 2022. As of June 30, 2022, cash and cash equivalents were $1,317 million and total debt was $4,868 million. Westlake redeemed $250 million of debt on May 14, 2022. Capital expenditures were $230 million for the second quarter of 2022.

On June 9, 2022, the Company replaced its existing revolving credit facility with a new revolving credit facility in an aggregate principal amount of up to $1.5 billion that matures in June 2027 (the "New Credit Agreement"). The New Credit Agreement bears interest at either (a) Adjusted Term Secured Overnight Financing Rate (as defined in the New Credit Agreement) or (b) Alternate Base Rate (as defined in the New Credit Agreement) plus an applicable margin depending on the rate selected and the credit rating of the Company.
Performance and Essential Materials Segment
Performance and Essential Materials income from operations for the second quarter of 2022 of $965 million increased by $294 million from second quarter 2021 income from operations of $671 million. This increase in income from operations versus the prior-year period was due to higher prices in the chlorovinyls business, higher margins for polyethylene, and the addition of the recently acquired epoxy business. These increases were partially offset by higher global fuel and power costs, higher ethane feedstock costs, and lower sales volumes for PVC resin.

Performance and Essential Materials income from operations for the second quarter of 2022 of $965 million increased by $86 million from first quarter 2022 income from operations of $879 million. This increase in income from operations versus the prior quarter was due to higher prices in our chlorovinyls business as well as the full quarter contribution from the epoxy business. Compared to the prior quarter, the second quarter of 2022 was impacted by higher global fuel and ethane feedstock costs, lower margins and sales volumes for polyethylene, and lower sales volumes for caustic soda PVC resin in Europe.
Housing and Infrastructure Products Segment
For the second quarter of 2022, Housing and Infrastructure Products income from operations of $236 million increased by $140 million from second quarter 2021 income from operations of $96 million. This increase in income from operations versus the prior-year period was the result of continued strength in construction and remodeling activity driving solid demand and higher prices, as well as the contributions of the acquisitions completed in 2021, partially offset by higher raw material and production costs as well as supply chain constraints.

For the second quarter of 2022, Housing and Infrastructure Products income from operations of $236 million increased by $51 million from first quarter 2022 income from operations of $185 million. This increase in income from operations versus the prior quarter was the result of higher prices and volumes.

Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding favorable future market conditions (such as the repair and remodeling market), our outlook for our business segments, our belief that we will benefit from having high integration and a structural cost-advantage in North America, our ability to create value and grow, our market position, launching sustainable brands, the contribution of recent acquisitions and demand for our products, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; the ability to integrate the recent acquisitions; the diversion of management time on transaction-related issues; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC in February 2022, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which was filed with the SEC in May 2022.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company's web site at www.westlake.com
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's second quarter 2022 results will be held Tuesday, August 2, 2022 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, dial (646) 307-1963 or (800) 715-9871 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 579 06 14.
A replay of the conference call will be available beginning two hours after its conclusion.
The conference call and replay will also be available via webcast at https://edge.media-server.com/mmc/p/e2ywjjui and the earnings release can be obtained via the Company's website at: http://www.westlake.com/investor-relations.

WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(In millions of dollars, except per share data and share amounts)
Net sales	$4,483	$2,859	$8,539	$5,216
Cost of sales	3,038	1,987	5,809	3,835
Gross profit	1,445	872	2,730	1,381
Selling, general and administrative expenses	220	125	420	261
Amortization of intangibles	43	27	85	54
Restructuring, transaction and integration-related costs	7	—	18	—
Income from operations	1,175	720	2,207	1,066
Interest expense	(44)	(36)	(90)	(69)
Other income, net	17	10	28	22
Income before income taxes	1,148	694	2,145	1,019
Provision for income taxes	275	158	508	230
Net income	873	536	1,637	789
Net income attributable to noncontrolling interests	15	14	23	25
Net income attributable to Westlake Corporation	$858	$522	$1,614	$764
Earnings per common share attributable to Westlake Corporation:
Basic	$6.65	$4.06	$12.52	$5.94
Diluted	$6.60	$4.04	$12.43	$5.91
Weighted average common shares outstanding:
Basic	128,341,132	128,142,997	128,206,988	128,049,852
Diluted	129,341,096	128,877,860	129,134,246	128,681,776
v

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2022	December 31, 2021

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$1,317	$1,908
Accounts receivable, net	2,535	1,868
Inventories	2,021	1,407
Prepaid expenses and other current assets	140	80
Total current assets	6,013	5,263
Property, plant and equipment, net	8,303	7,606
Other assets, net	6,056	5,590
Total assets	$20,372	$18,459

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,503	$2,075
Current portion of long-term debt, net	10	269
Long-term debt, net	4,858	4,911
Other liabilities	3,027	2,676
Total liabilities	10,398	9,931
Total Westlake Corporation stockholders' equity	9,404	7,955
Noncontrolling interests	570	573
Total equity	9,974	8,528
Total liabilities and equity	$20,372	$18,459

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2022	2021

	(In millions of dollars)
Cash flows from operating activities
Net income	$1,637	$789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	521	397
Deferred income taxes	81	24
Net loss on disposition and others	52	45
Other balance sheet changes	(678)	(373)
Net cash provided by operating activities	1,613	882
Cash flows from investing activities
Acquisition of business, net of cash acquired	(1,163)	—
Additions to investments in unconsolidated subsidiaries	(156)	(9)
Additions to property, plant and equipment	(493)	(270)
Other, net	9	15
Net cash used for investing activities	(1,803)	(264)
Cash flows from financing activities
Distributions to noncontrolling interests	(24)	(22)
Dividends paid	(77)	(69)
Repayment of revolver and senior notes	(250)	—
Repurchase of common stock for treasury	(31)	—
Other, net	5	19
Net cash used for financing activities	(377)	(72)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(30)	(4)
Net increase (decrease) in cash, cash equivalents and restricted cash	(597)	542
Cash, cash equivalents and restricted cash at beginning of period	1,941	1,337
Cash, cash equivalents and restricted cash at end of period	$1,344	$1,879

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(In millions of dollars)
Net external sales
Performance and Essential Materials
Performance Materials	$2,060	$1,541	$3,989	$2,745
Essential Materials	1,044	605	1,947	1,143
Total Performance and Essential Materials	3,104	2,146	5,936	3,888
Housing and Infrastructure Products
Housing Products	1,116	512	2,088	955
Infrastructure Products	263	201	515	373
Total Housing and Infrastructure Products	1,379	713	2,603	1,328
	$4,483	$2,859	$8,539	$5,216
Income (loss) from operations
Performance and Essential Materials	$965	$671	$1,844	$959
Housing and Infrastructure Products	236	96	421	167
Corporate and other	(26)	(47)	(58)	(60)
	$1,175	$720	$2,207	$1,066
Depreciation and amortization
Performance and Essential Materials	$192	$168	$376	$329
Housing and Infrastructure Products	70	32	141	64
Corporate and other	2	2	4	4
	$264	$202	$521	$397
Other income, net
Performance and Essential Materials	$5	$7	$13	$16
Housing and Infrastructure Products	4	2	6	4
Corporate and other	8	1	9	2
	$17	$10	$28	$22

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2022	2021	2022	2021

	(In millions of dollars)
Net cash provided by operating activities	$700	$913	$617	$1,613	$882
Changes in operating assets and liabilities and other	106	(1)	(67)	105	(69)
Deferred income taxes	(42)	(39)	(14)	(81)	(24)
Net income	764	873	536	1,637	789
Less:
Other income, net	11	17	10	28	22
Interest expense	(46)	(44)	(36)	(90)	(69)
Provision for income taxes	(233)	(275)	(158)	(508)	(230)
Income from operations	1,032	1,175	720	2,207	1,066
Add:
Depreciation and amortization	257	264	202	521	397
Other income, net	11	17	10	28	22
EBITDA	$1,300	$1,456	$932	$2,756	$1,485

WESTLAKE CORPORATION
RECONCILIATION OF SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2022	2021	2022	2021

	(In millions of dollars)
Performance and Essential Materials Segment
Income from operations	$879	$965	$671	$1,844	$959
Add:
Depreciation and amortization	184	192	168	376	329
Other income, net	8	5	7	13	16
EBITDA	$1,071	$1,162	$846	$2,233	$1,304

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2022	2021	2022	2021

	(In millions of dollars)
Housing and Infrastructure Products Segment
Income from operations	$185	$236	$96	$421	$167
Add:
Depreciation and amortization	71	70	32	141	64
Other income, net	2	4	2	6	4
EBITDA	$258	$310	$130	$568	$235

x

WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2022 vs. Second Quarter 2021		Second Quarter 2022 vs. First Quarter 2022
	Average Sales Price	Volume	Average Sales Price	Volume
Performance and Essential Materials	+27.1%	+17.5%	+7.5%	+2.1%
Housing and Infrastructure Products	+46.1%	+47.3%	+5.1%	+7.6%
Company	+31.8%	+25.0%	+6.7%	+3.8%
We are no longer providing average quarterly industry prices and housing starts data.